Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between Trico Marine Services, Inc., a Delaware corporation (“Company”), and Joseph S. Compofelice (“Executive”).

W I T N E S S E T H:

WHEREAS, Company is desirous of employing Executive in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth, and Executive is desirous of being employed by Company on such terms and conditions and for such consideration;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:

ARTICLE 1:

EMPLOYMENT AND DUTIES

1.1

Employment; Effective Date.  Effective as of July 9, 2007 (the “Effective Date”) and continuing for the period of time set forth in Article 2 of this Agreement, Executive’s employment by Company shall be subject to the terms and conditions of this Agreement.

1.2

Positions.  From and after the Effective Date, Company shall employ Executive in the positions of President and Chief Executive Officer of Company, or in such other positions as the parties mutually may agree.  Executive currently serves as Chairman of the Board of Directors of Company (the “Board of Directors”), and at the end of his current term on the Board of Directors and at the end of each term thereafter during which this Agreement is in effect, Company shall cause Executive to be nominated to serve on the Board of Directors and will use its reasonable efforts to secure Executive’s election and re-election to the Board of Directors.  It is the intention of the parties that Executive will continue to serve on the Board of Directors while serving hereunder as President and Chief Executive Officer of Company.

1.3

Duties and Services.  Executive agrees to serve in the positions referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such offices, as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time.  Executive’s employment shall also be subject to the policies maintained and established by Company that are of general applicability to Company’s executive employees, as such policies may be amended from time to time.

1.4

Other Interests.  Executive agrees, during the period of his employment by Company, to devote substantially all of his business time, energy and best efforts to the business and affairs of Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of Company, except with the consent of the Board of Directors.  The foregoing notwithstanding, the parties recognize and agree that Executive may engage in other business activities that do not conflict with the business and affairs of Company or interfere with Executive’s performance of his duties hereunder, which shall be at the sole determination of the Board of Directors. For the avoidance of doubt, Executive and Company acknowledge that Executive is a Partner of Houston Capital Advisors LP (f/k/a Catalina Capital Advisors LP) and its affiliates (“HCA”), and will continue in this position following his appointment as President and Chief Executive Officer of Company. Executive has disclosed, and Company acknowledges, that HCA has a business relationship with China Oilfield Services Limited, a corporation duly organized and validly existing under the laws of the People’s Republic of China (“COSL”), which is participating in a joint venture with the Company. Executive has disclosed, and Company acknowledges, that HCA’s relationship with COSL does not and will not conflict with Company’s relationship with COSL or with any business opportunity of the Company. Nothing herein shall prohibit Executive from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation, so long as Executive has no active participation in the business of such corporation (except if permitted at the sole determination of the Board).

1.5

Duty of Loyalty.  Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty to act at all times in the best interests of Company.  In keeping with such duty, Executive shall make full disclosure to Company of all business opportunities pertaining to Company’s business and shall not appropriate for Executive’s own benefit business opportunities concerning Company’s business.

ARTICLE 2:

TERM AND TERMINATION OF EMPLOYMENT

2.1

Term.  Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive for the period beginning on the Effective Date and ending on the first anniversary of the Effective Date (the “Initial Expiration Date”); provided, however, that beginning on the Initial Expiration Date, and on any subsequent anniversary of the Initial Expiration Date upon which this Agreement would otherwise expire, if this Agreement has not been terminated pursuant to paragraph 2.2 or 2.3, then said term of employment shall automatically be extended for an additional one-year period unless on or before the date that is 6 months prior to the first day of any such extension period either party shall give written notice to the other that no such automatic extension shall occur.

2.2

Company’s Right to Terminate.  Notwithstanding the provisions of paragraph 2.1, Company shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons:

(i)

upon Executive’s death;

(ii)

upon Executive’s becoming incapacitated by accident, sickness, or other circumstances which, in the opinion of a physician reasonably selected by Company which selection is reasonably agreed to by Executive, renders him mentally or physically incapable of performing the duties and services required of him hereunder;

(iii)

for “Cause,” which shall mean Executive (A) has engaged in gross negligence or willful misconduct in the performance of the duties required of him hereunder, (B) has willfully refused without proper legal reason to perform the duties and responsibilities required of him hereunder, (C) has materially breached any material provision of this Agreement or any material corporate policy maintained and established by Company that is of general applicability to Company’s executive employees, (D) has willfully engaged in conduct that he knows or should know is materially injurious to Company or any of its affiliates, (E) has been convicted of, or pleaded no contest to, a crime involving moral turpitude or any felony, or (F) has engaged in any act of serious dishonesty which adversely affects, or reasonably could in the future adversely affect, the value, reliability, or performance of Executive in a material manner; provided, however, that Executive’s employment may be terminated for Cause only if such termination is approved by at least a majority of the members of the Board of Directors (excluding Executive) after Executive has been given written notice by Company of the specific reason for such termination and a reasonable opportunity for Executive, together with his counsel, to be heard before the Board of Directors; or

(iv)

for any other reason whatsoever, in the sole discretion of the Board of Directors.

Members of the Board of Directors may participate in any hearing that is required pursuant to paragraph 2.2(iii) by means of conference telephone or similar communications equipment by means of which all persons participating in the hearing can hear and speak to each other.

2.3

Executive’s Right to Terminate.  Notwithstanding the provisions of paragraph 2.1, Executive shall have the right to terminate his employment under this Agreement for any of the following reasons:

(i)

for “Good Reason,” which shall mean, within 60 days of and in connection with or based upon (A) a material breach by Company of any material provision of this Agreement (provided, however, that a reduction in Executive’s annual base salary that is consistent with reductions taken generally by other executives of Company shall not be considered a material breach of a material provision of this Agreement), (B) a material diminution in the nature or scope of Executive’s duties and responsibilities

(provided, however, that the failure to get Executive elected or re-elected to the Board of Directors shall not be considered a material diminution in the nature or scope of Executive’s duties and responsibilities if Company used its reasonable efforts to secure Executive’s election or re-election to the Board of Directors), (C) the assignment to Executive of duties and responsibilities that are materially inconsistent with the positions referred to in paragraph 1.2 and that result in a material negative change to Executive (including requiring Executive to report to any person(s) other than the Board of Directors), (D) any material change in the geographic location at which Executive must perform services, (E) Executive not being offered the position of Chief Executive Officer of the “resulting entity” (as defined in paragraph 4.1) in connection with a Change in Control or (F) a material diminution in the Executive Specific Benefits (as defined in paragraph 3.3(iv)) that results in a material negative change to Executive.  Prior to Executive’s termination for Good Reason, Executive must give written notice to Company of the reason for his termination and the reason must remain uncorrected for 30 days following such written notice; or

(ii)

at any time for any other reason whatsoever, in the sole discretion of Executive.

2.4

Notice of Termination.  If Company desires to terminate Executive’s employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, it shall do so by giving written notice to Executive that it has elected to terminate Executive’s employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.  If Executive desires to terminate his employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, he shall do so by giving a 30-day written notice to the Company that he has elected to terminate his employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.

2.5

Deemed Resignations.  Any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of Company and each affiliate of Company, but is not an automatic resignation of Executive from the Board of Directors or from the position of Chairman of the Board of Directors (if applicable) or from the board of directors of any affiliate of Company or from the board of directors or similar governing body of any corporation, limited liability company or other entity in which Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as Company’s or such affiliate’s designee or other representative.

ARTICLE 3:

COMPENSATION AND BENEFITS

3.1

Base Salary.  During the period of this Agreement, Executive shall receive a minimum annual base salary of $500,000.  Executive’s annual base salary shall be reviewed by the Board of Directors (or a committee thereof) on an annual basis, and, in the sole discretion of the Board of Directors (or such committee), such annual base salary may be increased, but not decreased (except for a decrease that is consistent with reductions taken generally by other executives of Company), effective as of any date determined by the Board of Directors.  Executive’s annual base salary shall be paid in equal installments in accordance with Company’s standard policy regarding payment of compensation to executives but no less frequently than monthly.

3.2

Bonuses.

(i)

Signing Bonus – Upon execution of this Agreement, Executive shall receive a one-time bonus payment in the amount of $49,742.

(ii)

Annual Bonus – Executive shall be eligible to participate in Company’s annual cash incentive plan as approved from time to time by the Board of Directors in amounts to be determined by the Board of Directors (or a duly authorized committee thereof) based upon criteria established by the Board of Directors (or such committee, if any).

3.3

Other Perquisites.  During his employment hereunder, Executive shall be afforded the following benefits as incidences of his employment:

(i)

Business and Entertainment Expenses - Subject to Company’s standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, including dues and fees to industry and professional organizations and costs of entertainment and business development and reasonable periodic lodging and driving services in Houston.

(ii)

Vacation - During his employment hereunder, Executive shall be entitled to four weeks of paid vacation each calendar year (or such greater amount of vacation as provided to executives of Company generally) and to all holidays provided to executives of Company generally; provided, however, that for the period beginning on the Effective Date and ending on the last day of the calendar year in which the Effective Date occurs, Executive shall be entitled to four weeks of paid vacation (or such greater amount of vacation as provided to executives of Company generally) reduced by the number of vacation days that Executive has already used during such calendar year and prior to the Effective Date.

(iii)

Equity Awards - On the Effective Date, Executive shall receive 50,000 restricted shares of common stock of Company, with forfeiture restrictions that will lapse (A) as to 50% of the shares 30 days after the Effective Date and (B) as to 50% of the shares on the third anniversary of the Effective Date.  Further, as of the Effective Date, Executive shall receive options to purchase 50,000 shares of common stock of Company, which shall become exercisable in three equal installments on consecutive anniversaries of the Effective Date, beginning on the first anniversary of the Effective Date. The restricted stock award and stock options shall be evidenced by agreements in Company’s Form of Executive Restricted Stock Award Agreement and Form of Executive Option Agreement as filed with the U.S. Securities and Exchange Commission, except that the terms of the restricted stock award and stock options must not conflict with the provisions of this Agreement.

(iv)

Other Company Benefits - Executive and, to the extent applicable, Executive’s spouse, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other executive employees of Company.  Such benefits, plans and programs shall include, without limitation, any profit sharing plan, thrift plan, health insurance or health care plan, life insurance, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and the like which may be maintained by Company.  Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees generally.  Notwithstanding the foregoing sentence, if Company provides Executive with any specific benefits, plans or programs (other than any compensation or benefits provided to Executive under paragraphs 3.1, 3.2, 3.3(i), 3.3(ii), and 3.3(iii) above) that are not provided to any other employees of Company (but specifically excluding any compensation or benefits provided to Executive in his capacity as a director) (collectively, the “Executive Specific Benefits”), a material diminution in the Executive Specific Benefits shall constitute “Good Reason” under Section 2.3(i).  For purposes of the preceding sentence and paragraph 2.3(i), a material diminution in the Executive Specific Benefits shall only occur if at any time prior to the expiration of the term provided in paragraph 2.1, the diminution in the Executive Specific Benefits results in both:  (A) at least a 35% reduction in the total value to Executive of the Executive Specific Benefits and (B) at least a 35% reduction in the total cost to Company to provide Executive with the Executive Specific Benefits.

ARTICLE 4:

EFFECT OF TERMINATION AND CHANGE IN CONTROL ON COMPENSATION; ADDITIONAL PAYMENTS

4.1

Defined Terms.  For purposes of this Article 4, the following terms shall have the meanings indicated:

“Change in Control” means (i) a merger of Company with another entity, a consolidation involving Company, or the sale of all or substantially all of the assets of Company to another entity if, in any such case, (A) the holders of equity securities of Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 50% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of Company immediately prior to such transaction or event or (B) the persons who were members of the Board of Directors immediately prior to such transaction or event shall not constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event, (ii) the dissolution or liquidation of Company, (iii) when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of the outstanding securities of, (A) if Company has not engaged in a merger or consolidation, Company, or (B) if Company has engaged in a merger or consolidation, the resulting entity, or (iv) as a result of or in connection with a contested election of directors, the persons who were members of the Board of Directors immediately before such election shall cease to constitute a majority of the Board of Directors.  For purposes of the preceding sentence, (1) “resulting entity” in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all assets shall mean the surviving entity (or acquiring entity in the case of an asset sale) unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (2) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term “Company” shall refer to the resulting entity and the term “Board of Directors” shall refer to the board of directors (or comparable governing body) of the resulting entity.

“Change in Control Benefits” means (i) a lump sum cash payment equal to the sum of: (A) 2.99 times Executive’s annual base salary at the rate in effect under paragraph 3.1 on the date of termination of Executive’s employment (or, if higher, Executive’s annual base salary in effect immediately prior to the Change in Control), (B) 2.99 times the higher of (1) Executive’s highest annual bonus paid during the three most recent fiscal years or (2) Executive’s Target Bonus (as provided in Company’s annual cash incentive plan) for the fiscal year in which Executive’s date of termination occurs, and (C) any bonus that Executive has earned and accrued as of the date of termination of Executive’s employment which relates to periods that have ended on or before such date and which have not yet been paid to Executive by Company; (ii) all of the outstanding stock options, restricted stock awards and other equity based awards granted by Company to Executive shall become fully vested and immediately exercisable in full on the date of termination of Executive’s employment; and (iii) Health Coverage.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Health Coverage” means that if Executive elects to continue coverage for himself or his eligible dependents under Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then during the required period of COBRA continuation coverage with respect to Executive’s termination of employment from Company (but no more than eighteen months) (the “COBRA Period”), Company shall promptly reimburse Executive on a monthly basis for the difference between the amount Executive pays to effect and continue such coverage and the employee contribution amount that active senior executive employees pay for the same or similar coverage under Company’s group health plans.  Further, if Executive has continued his COBRA coverage throughout the COBRA Period, then, for the thirty-six-month period beginning on the day immediately following the last day of the COBRA Period (the “Extended Coverage Period”), Company shall provide

Executive (and his eligible dependents) with health benefits substantially similar to those provided under its group health plans for active employees for the remainder of the Extended Coverage Period at a cost to Executive that is no greater than the cost of COBRA coverage; provided, however, that such health benefits shall be provided to Executive through an arrangement that satisfies the requirements of sections 105 and 106 of the Code such that the benefits or reimbursements under such arrangement are not includible in Executive’s income.  Notwithstanding the preceding provisions of this paragraph, Company’s obligation to reimburse Executive during the COBRA Period and to provide health benefits to Executive during the Extended Coverage Period shall immediately end if and to the extent Executive becomes eligible to receive health plan coverage from a subsequent employer (with Executive being obligated hereunder to promptly report such eligibility to Company).

4.2

Termination By Expiration.  If Executive’s employment hereunder shall terminate upon expiration of the term provided in paragraph 2.1 hereof because either party has provided the notice contemplated in such paragraph, then all compensation and all benefits to Executive hereunder shall continue to be provided until the expiration of such term and such compensation and benefits shall terminate contemporaneously with termination of his employment.

4.3

Termination By Company.  If Executive’s employment hereunder shall be terminated by Company prior to expiration of the term provided in paragraph 2.1, then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment, except that if Executive is entitled to the Change in Control Benefits pursuant to paragraph 4.5 as a result of such termination, then such Change in Control Benefits shall be provided in accordance with paragraph 4.5.

4.4

Termination By Executive.  If Executive’s employment hereunder shall be terminated by Executive prior to expiration of the term provided in paragraph 2.1, then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment, except that if Executive is entitled to the Change in Control Benefits pursuant to paragraph 4.5 as a result of such termination, then such Change in Control Benefits shall be provided in accordance with paragraph 4.5.

4.5

Change in Control Benefits.  If Executive’s employment is terminated pursuant to paragraph 2.2(iv) or paragraph 2.3(i) in connection with, based upon, or within 12 months after, a Change in Control, then Company shall provide Executive with the Change in Control Benefits.  Any lump sum cash payment due to Executive pursuant to the preceding sentence shall be paid to Executive within five business days of the date of Executive’s termination of employment with Company.  Notwithstanding any provision of this Agreement to the contrary, if the payment of any amount or benefit under this Agreement would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then any such payment or benefit that Executive would otherwise be entitled to during the first six months following the date of Executive’s termination of employment shall be accumulated and paid or provided, as applicable, on the date that is six months after the date of Executive’s termination of employment (or if such date does not fall on a business day of Company, the next following business day of Company), or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to such additional taxes and interest.  If the provisions of the preceding sentence become applicable such that the payment of any amount is delayed, any payments that are so delayed shall accrue interest on a non-compounded basis, from the date of Executive’s termination of employment to the actual date of payment, at the prime or base rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal office in New York on the date of such termination (or the first business day following such date if such termination does not occur on a business day) and shall be paid in a lump sum on the actual date of payment of the delayed payment amount.  Executive hereby agrees to be bound by Company’s determination of its “specified employees” (as such term is defined in Section 409A of the Code) in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code.

4.6

Additional Payments by Company. (i)  In the event that any payments or benefits made or provided to or for the benefit of Executive in connection with this Agreement, or Executive’s employment with Company or the termination thereof (the “Payments”) are determined to be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), Company shall pay to Executive an additional payment (a “Gross-up Payment”) in an amount such that after payment by Executive of all taxes (including any interest and penalties imposed with respect to such taxes) including any Excise Tax imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments.  The Gross-up Payment attributable to a particular Payment shall be made at the time such Payment is made; provided, however, that in no event shall the Gross-up Payment be made later than the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes.  The determination of whether the Payments are subject to the Excise Tax and, if so, the amount of the Gross-Up Payment, shall be made by a nationally recognized United States public accounting firm that has not, during the two years preceding the date of its selection, acted in any way on behalf of Company or any of its affiliates; provided, however, that if the accounting firm has determined that Section 4999 does not apply, and the Internal Revenue Service claims that Section 4999 applies to the Payments (or any portion thereof), then Section 4.6(ii) shall be applicable.

(ii)

Executive shall notify Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Company of a Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(A)

give Company any information reasonably requested by Company relating to such claim,

(B)

take such action in connection with contesting such claim as Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Company,

(C)

cooperate with Company in good faith in order effectively to contest such claim,

(D)

permit Company to participate in any proceedings relating to such claim, and provided, however, that Company shall bear and pay directly all costs and expenses (including additional interest, penalties, accountant’s and legal fees) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this subsection, Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and commence a proceeding to obtain a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Company shall determine; provided, however, that if Company directs Executive to pay such claim and seek a refund, Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iii)

If, after the receipt by Executive of an amount advanced by Company pursuant to the foregoing, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to Company’s complying with the requirements of the foregoing) promptly pay to Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by Company pursuant to the previous subsection, a determination is made that Executive shall not be entitled to any refund with respect to such claim and Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(iv)

Notwithstanding the foregoing, Company may use reasonable tax planning options with respect to Executive’s outstanding equity awards, if any, to mitigate the effects of the Excise Tax and Executive agrees to cooperate fully with Company in using all available tax planning options with respect to Executive’s equity awards to mitigate the effects of the Excise Tax; provided, however, Company shall ensure that Executive will receive additional equity awards and/or cash consideration that is at least equal to the reduction, if any, in the value (on an after-tax basis) of Executive’s equity awards as a result of Company’s implementation of such tax planning options; provided further, however, that Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with using such tax planning options and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Company’s use of such tax planning options.

4.7

No Duty to Mitigate Losses.  Executive shall have no duty to find new employment following the termination of his employment under circumstances which require Company to pay any amount to Executive pursuant to this Article 4.  Except to the extent Executive becomes eligible to receive health plan coverage from a subsequent employer as provided in paragraph 4.1 with respect to Health Coverage, any salary or remuneration received by Executive from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the termination of his employment under circumstances pursuant to which this Article 4 apply shall not reduce Company’s obligation to make a payment to Executive (or the amount of such payment) pursuant to the terms of this Article 4.

4.8

Liquidated Damages.  In light of the difficulties in estimating the damages for an early termination of Executive’s employment under this Agreement, Company and Executive hereby agree that the payments, if any, to be received by Executive pursuant to this Article 4 shall be received by Executive as liquidated damages.

4.9

Other Benefits.  This Agreement governs the rights and obligations of Executive and Company with respect to Executive’s base salary and certain perquisites of employment.  Except as expressly provided herein, Executive’s rights and obligations both during the term of his employment and thereafter with respect to stock options, restricted stock, incentive and deferred compensation, life insurance policies insuring the life of Executive, and other benefits under the plans and programs maintained by Company shall be governed by the separate agreements, plans and other documents and instruments governing such matters.

ARTICLE 5:

OWNERSHIP AND PROTECTION OF INFORMATION; COPYRIGHTS

5.1

Disclosure to Executive.  Executive acknowledges that Company promises in this Agreement to disclose to Executive, or place Executive in a position to have access to or develop, more detailed information concerning trade secrets or confidential information of Company and its affiliates; and/or entrust Executive with business opportunities of Company and its affiliates; and/or place Executive in a position to develop business good will on behalf of Company and its affiliates.  Executive acknowledges that this information will be new to him and more detailed and extensive than that provided to him prior to his employment under this Agreement.

5.2

Property of Company.  All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Executive, individually or in conjunction with others, during Executive’s employment by Company (whether during business hours or otherwise and whether on Company’s premises or otherwise) which relate to the business, products or services of Company or its affiliates shall be disclosed to Company and are and shall be the sole and exclusive property of Company and its affiliates.  Moreover, all documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of Company and its affiliates.  Upon Executive’s termination of employment for any reason, Executive shall deliver the same, and all copies thereof, to Company.

5.3

Patent and Copyright Assignment.  Executive agrees to assign and transfer to Company or its designee, without any separate remuneration or compensation, his entire right, title and interest in and to all Inventions and Works in the Field (as hereinafter defined), together with all United States and foreign rights with respect thereto, and at Company’s expenses to execute and deliver all appropriate patent and copyright applications for securing United States and foreign patents and copyrights on such Inventions and Works in the Field, and to perform all lawful acts, including giving testimony and executing and delivering all such instruments, that may be necessary or proper to vest all such Inventions and Works in the Field and patents and copyrights with respect thereto in Company, and to assist Company in the prosecution or defense of any interference which may be declared involving any of said patent applications or patents or copyright applications or copyrights.  For purposes of this Agreement the words “Inventions and Works in the Field” shall include any discovery, process, design, development, improvement, application, technique, program or invention, whether patentable or copyrightable or not and whether reduced to practice or not, conceived or made by Executive, individually or jointly with others (whether on or off Company’s premises or during or after normal working hours) while employed by Company; provided, however, that no discovery, process, design, development, improvement, application, technique, program or invention reduced to practice or conceived by Executive off Company’s premises and after normal working hours or during hours when Executive is not performing services for Company, shall be deemed to be included in the term “Inventions and Works in the Field” unless directly or indirectly related to the business then being conducted by Company or its affiliates or any business which Company or its affiliates is then actively exploring.

5.4

No Unauthorized Use or Disclosure.  Executive acknowledges that the business of Company and its affiliates is highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which Company and its affiliates use in their business to obtain a competitive advantage over their competitors.  Executive further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Company and its affiliates in maintaining their competitive position.  Executive hereby agrees that Executive will not, at any time during or after Executive’s employment by Company, make any unauthorized disclosure of any confidential business information or trade secrets of Company and its affiliates, or make any use thereof, except in the carrying out of Executive’s employment responsibilities hereunder.  Company and its affiliates shall be third party beneficiaries of Executive’s obligations under this paragraph.  As a result of Executive’s employment by Company, Executive may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Company and its affiliates.  Executive also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as the confidential business information and trade secrets of Company and its affiliates.  These obligations of confidence apply irrespective of whether the information has been reduced to a tangible medium of expression (e.g., is only maintained in the minds of Company’s employees) and, if it has been reduced to a tangible medium, irrespective of the form or medium in which the information is embodied (e.g., documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps and all other writings or materials of any type).

5.5

Assistance by Executive.  Both during the period of Executive’s employment by Company and thereafter, Executive shall assist Company and its affiliates and their respective nominees, at any time, in the protection of Company’s and its affiliates’ worldwide rights, titles, and interests in and to information, ideas, concepts, improvements, discoveries, and inventions, and their copyrighted works, including without limitation, the execution of all formal assignment documents requested by Company and its affiliates or their respective nominees and the execution of all lawful oaths and applications for applications for patents and registration of copyright in the United States and foreign countries.

5.6

Remedies.  Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article 5 by Executive, and Company shall be entitled to enforce the provisions of this Article 5 by terminating any payments then owing to Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach.  Such remedies shall not be deemed the exclusive remedies for a breach of this Article 5, but shall be in addition to all remedies available at law or in equity to Company and its affiliates, including the recovery of damages from Executive and Executive’s agents involved in such breach and remedies available to Company and its affiliates pursuant to other agreements with Executive.

ARTICLE 6:

NON-COMPETITION OBLIGATIONS

6.1

Non-competition Obligations.  In return for Company’s provision to Executive hereunder the trade secrets and confidential information of Company and its affiliates relating to the business good will of Company and its affiliates, Company and Executive agree to the provisions of this Article 6.  Executive agrees that during the period of Executive’s non-competition obligations hereunder, Executive shall not, directly or indirectly for Executive or for others, in any geographic area or market where Company or its affiliates are conducting any business as of the date of termination of the employment relationship or have during the previous 12 months conducted any business:

(i)

engage in any offshore supply vessel business serving the oil and gas industry that is competitive with the business conducted by Company or its affiliates;

(ii)

render any advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, with any offshore supply vessel business serving the oil and gas industry that is competitive with the business conducted by Company or its affiliates;

(iii)

induce any employee of Company or its affiliates to terminate his or her employment with Company or its affiliates, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Company; or

(iv)

request or cause any customer of Company or its affiliates to terminate any business relationship with Company or its affiliates.

These non-competition obligations shall apply during the period that Executive is employed by Company and shall continue for six months following the termination of Executive’s employment.  Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction.

6.2

Enforcement and Remedies.  Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article 6 by Executive, and Company shall be entitled to enforce the provisions of this Article 6 by terminating any payments then owing to Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach.  Such remedies shall not be deemed the exclusive remedies for a breach of this Article 6, but shall be in addition to all remedies available at law or in equity to Company, including, without limitation, the recovery of damages from Executive and Executive’s agents involved in such breach and remedies available to Company pursuant to other agreements with Executive.

6.3

Reformation.  It is expressly understood and agreed that Company and Executive consider the restrictions contained in this Article 6 to be reasonable and necessary to protect the proprietary information of Company and its affiliates.  Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

ARTICLE 7:

MISCELLANEOUS

7.1

Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company to:

Trico Marine Services, Inc.

3200 Southwest Freeway

Suite 2950

Houston, Texas 77027

Attention:  General Counsel

If to Executive to:

Joseph S. Compofelice

18 Netherfield Way

The Woodlands, Texas 77382

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

7.2

Applicable Law.  This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

7.3

No Waiver.  No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.4

Severability.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

7.5

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

7.6

Withholding of Taxes and Other Employee Deductions.  Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company’s employees generally.

7.7

Headings.  The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

7.8

Gender and Plurals.  Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

7.9

Affiliate.  As used in this Agreement, the term “affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, Company; provided that no  “person” (as defined in the Exchange Act) that directly or indirectly is a “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act) of less than 35% of the combined voting power of the Company’s outstanding securities shall be deemed to be an affiliate.

7.10

Assignment.  This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise.  Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

7.11

Term.  This Agreement has a term co-extensive with the term of employment provided in paragraph 2.1.  Termination shall not affect any right or obligation of any party which is accrued or vested prior to such termination.

7.12

Entire Agreement.  Except as provided in (i) the written benefit plans and programs referenced in paragraph 3.3(iv) (and any agreements between Company and Executive that have been executed under such plans and programs), (ii) the Retirement Agreement between Company and Executive, dated as of March 15, 2005, as amended, and (iii) any signed written agreement contemporaneously or hereafter executed by Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by Company.  Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof (other than the agreements  described in clause (i) of the preceding sentence) are hereby null and void and of no further force and effect.  Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the ___ day of July, 2007, to be effective as of the Effective Date.

TRICO MARINE SERVICES, INC.

By:	/s/ Rishi Varma
Name:	Rishi Varma
Title:	Chief Administrative Officer, Vice President and General Counsel

EXECUTIVE

/s/ Joseph S. Compofelice
Joseph S. Compofelice